Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Nexalin Technology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	2,798,613(2)	—	$8,731,673	$153.10 per $1,000,000 (0.00015310)	$1,336.82	—	—	—	—
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—	—	—	—	—	—
Total Offering Amounts						$8,731,673
Total Fees Previously Paid
Total Fee Offsets								—
Net Fee Due								$1,336.82

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The Nasdaq Capital Market on December 19, 2024, of $3.12 per share.

(2)	Represents the maximum number of shares that the Registrant expects could be issuable upon the exercise of warrants held by the selling stockholders named in this Registration Statement.